 Exhibit 99.1

Tigrent Inc. and Priced In Corp. Announce Merger Transaction

CAPE CORAL, Fla., November 10, 2014 -- Tigrent Inc. and Priced In Corp. (OTCBB: PRCD) jointly announced today that they had closed on a transaction whereby Priced in Corp. acquired the business of Tigrent Inc. in exchange for an 80% percent interest in Priced In Corp., which changed its name to Legacy Education Alliance, Inc. as part of the transaction. Prior to this acquisition, Priced In Corp. did not have any material assets.

“We are pleased that we have been able to consummate this transaction” said Anthony C. Humpage, the newly appointed Chief Executive Officer of Legacy Education Alliance. “We look forward to leveraging this transaction to facilitate our future growth and development plans.”

In accordance with the terms of an Agreement and Plan of Merger dated as of November 10, 2014 (the “Merger Agreement”), by and among Priced In Corp., a subsidiary of Priced In Corp., Tigrent Inc. and Legacy Education Alliance Holdings, Inc. (“Legacy Holdings”), a wholly owned subsidiary of Tigrent, the subsidiary of Priced In Corp. was merged with and into Legacy Holdings (the “Merger”). In exchange, Priced In Corp. issued 16,000,000 shares of its Common Stock to Tigrent Inc., resulting in Tigrent holding approximately 80% of the issued and outstanding shares of Priced In Corp. There was no cash consideration exchanged in the Merger. Priced in Corp also assumed certain obligations of Tigrent.

All of the shares of Common Stock issued to Tigrent Inc. as described above are restricted securities, as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). All such securities were issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

Special Note Regarding Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the future performance of Legacy Education Alliance, Inc. and its consolidated subsidiaries. These statements include, but are not limited to, statements regarding future growth and expansion, possible strategic or capital transactions including, but not limited to, any possible merger, consolidation, reorganization, capitalization, or other transaction contemplated as part of the Company’s efforts to raise capital for growth and development purposes. These statements involve known and unknown risks, uncertainties and other factors that may cause actual outcomes or results to be materially different from any future outcomes or results expressed or implied by these forward-looking statements.

SOURCE Legacy Education Alliance, Inc.